Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Expands Board of Directors with

Appointment of Stephen W. White

HARRISBURG, PA – July 7, 2016 (GLOBE NEWSWIRE) – Ollie’s Bargain Outlet Holdings, Inc. (Nasdaq: OLLI) (“Ollie’s” or the “Company”) today announced the appointment of Stephen W. White to its board of directors.

“As the recently retired Chief Logistics Officer at Dollar Tree, Inc. and with over 35 years of experience in supply chain logistics, Steve brings a wealth of knowledge in the areas of distribution, domestic and international transportation, logistics and supply chain management to the Ollie’s Board of Directors,” said Mark Butler, the Company’s Chairman, President and Chief Executive Officer. He is a proven leader and will be a valuable resource as we continue to execute our growth strategy of opening new stores, developing our distribution network and building Ollie’s into a national closeout retailer of brand name merchandise at drastically reduced prices. We are very excited to welcome Steve to the Ollie’s family and look forward to his strategic contribution to our growth.”

From 1994 to 2016, Mr. White held various senior positions in supply chain logistics with Dollar Tree, Inc., including Chief Logistics Officer from 2003-2016. Prior to joining Dollar Tree, Mr. White served as Director of Transportation and Administration and held various other distribution and transportation positions at Ames Department Stores from 1986 to 1994. Prior to Ames, Mr. White held several transportation and supply chain positions with a number of companies, including LyphoMed Pharmaceuticals, Eastern Airlines, Incom International, and Shell Oil Company. Mr. White holds a Bachelor’s of Science in Business Administration with dual majors in Transportation and Distribution Management, and Finance and Insurance from Northeastern University.

Mr. White’s appointment to the board of directors as a Class III director expands the number of board members to eight from seven. The appointment is effective immediately, and he will stand for election to the board at the Company’s 2018 annual meeting of stockholders. Mr. White will serve on the Audit Committee along with two other independent directors, Thomas Hendrickson and Stanley Fleishman.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®. We offer name brand products, Real Brands! Real Bargains!®, in every department, from housewares, food, books and stationery, bed and bath, floor coverings, toys, hardware and other categories. We currently operate 215 store locations in 19 states across the Eastern half of the United States.

Investor Relations Contact:

John Rouleau

ICR

(203) 682-8200

John.Rouleau@icrinc.com

Media Contact:

Dan Haines

Vice President, Marketing & Advertising

(717) 657-2300

dhaines@ollies.us